EXHIBIT 99.4(a)(a)(k)

DATA

PART C - This part describes certain charges in your Contract/Certificate.

Withdrawal Charges (see Section 8.01):      None

Daily Separate Account Charges (see Section 8.04):    [Annual rate of 1.70%
                                                      (equivalent to a daily
                                                      rate of .004697%).]

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:                  Annual rate of 1.10%

Administration Charge:                                Annual rate of 0.25%.

Distribution Charge:                                  Annual rate of 0.35%]



2007DPSelect                                                         Data page 9